Pricing Supplement No. 3            Dated August 21, 2000        Rule 424(b)(3)
CUSIP #:15405CCG5                                            File No. 333-36456
(To Prospectus dated May 16, 2000)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series E
(Fixed Rate)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

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Principal Amount: $50,000,000              Trade Date:       August 18, 2000
                                           Maturity Date:    August 25, 2003
Issue Price:  100% initial and             Original Issue Date:  August 23, 2000
variable thereafter

Interest Rate:  7.43%          Form: |X| Book-Entry  |_| Certificated  |_| Both

     If the Original Issue Date falls within the 15-day period preceding
March 1 or September 1, the Interest Payment Dates shall be:
      1st coupon payment March 1, 2001 and thereafter on September 1 and March 1
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Redemption:
  |X|      The Notes cannot be redeemed prior to maturity
           The Notes may be redeemed prior to maturity

                    Redemption                              Redemption
                      Date(s)                                Price(s)
                    ----------                              ----------


Repayment:
  |X| The Notes cannot be repaid prior to maturity at the option of the holders thereof
  |_| The Notes may be repaid prior to maturity at the option of the holders thereof

                    Repayment                               Repayment
                     Date(s)                                 Price(s)
                    ---------                               ---------

Original Issue Discount Note:          |_| Yes     x   No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

           As of the date of the issuance of the Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Notes being concurrently or theretofore issued or retired (including, without limitation, any Series A, B, C, D or E Notes and any Notes), there will be $135 million in aggregate principal amount of the Company's Medium-Term Notes (including, without limitation, Series A, B, C, D or E Notes and the Notes) outstanding.